Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE

AND WAIVER OF CLAIMS

THIS AGREEMENT, made and entered into this 29th day of October 2014, by and among ESB FINANCIAL CORPORATION, a Pennsylvania banking corporation with its headquarters and main office located in Ellwood City, Pennsylvania (hereinafter referred to as “ESB Financial”), ESB BANK, a Pennsylvania chartered savings bank and a wholly owned subsidiary of ESB Financial (“ESB”), CHARLES P. EVANOSKI (hereinafter referred to as the “Employee”), WESBANCO, INC., a West Virginia corporation (hereinafter referred to as “Wesbanco”), and WESBANCO BANK, INC., a West Virginia banking corporation (hereinafter referred to as the “Bank”).

WHEREAS, ESB Financial, ESB, Wesbanco and the Bank are concurrently entering into an Agreement and Plan of Merger dated the 29th day of October 2014 (the “Merger Agreement”) which provides for the merger of ESB Financial with and into Wesbanco (the “Merger”) and ESB with and into the Bank,

WHEREAS, the Employee is presently serving as an executive officer of ESB Financial and ESB, and this Agreement will become effective only upon the Effective Date of the Merger as defined in the Merger Agreement, and

WHEREAS, the Employee is a party to an Amended and Restated Change in Control Agreement among ESB Financial and ESB dated November 20, 2012 (the “CIC Agreement”),

WHEREAS, the parties agree that the Employee will have grounds to terminate his employment for “Good Reason” under the CIC Agreement upon completion of the Merger, which will trigger the payment by Wesbanco of change in control benefits pursuant to the CIC Agreement, which the parties agree shall be in the amount of Two Hundred Eighty-eight Thousand Dollars ($288,000.00), payable in a lump sum on the Effective Date of the Merger (the “Change in Control Payment”) and the other benefits herein provided, and

WHEREAS, Wesbanco, the Bank and the Employee are concurrently entering into a Non-Competition Agreement as of the date of this Agreement (the “Non-Competition Agreement”),

WITNESSETH THAT: In consideration of the mutual promises and undertakings hereinafter set forth, the parties hereto agree as follows:

1. Separation from Service. The parties hereto agree that the Employee shall have a separation from service for purposes of Section 409A of the Internal Revenue Code (the “Code”) effective as of the Effective Date of the Merger. The Employee will then be re-hired on a part-time basis for a specific term of employment on a contract basis from the Effective Date to the end of the month following the conversion of the data processing system of ESB, at the same compensation as presently paid and with the same title as presently held, pursuant to a written employment agreement being concurrently executed by Wesbanco and the Employee (the “Term Agreement”). The Employee is concurrently executing a consulting agreement with Wesbanco and the Bank which will become effective upon the expiration of the Term Agreement (the “Consulting Agreement”).

2. Consideration. Wesbanco agrees to pay to the Employee the Change in Control Payment in the amount set forth above in a lump sum payment on the Effective Date of the Merger.

3. Continued Insurance Coverage. Continued insurance coverage is addressed in the separate Term Agreement, a copy of which is attached as Exhibit A.

4. Effect on CIC Agreement. Upon payment of the Change in Control Payment in Paragraph 2 above and the effectiveness of the Term Agreement, the CIC Agreement shall terminate with no further force and effect.

5. SERP. Wesbanco and the Employee mutually agree that the payment of the Employee’s benefits under the Amended and Restated Supplemental Executive Retirement Plan among ESB Financial and ESB dated November 20, 2007 (the “SERP”) will be triggered by his separation from service on the Effective Date of the Merger. Wesbanco will pay to the Employee the benefits to which the Employee is entitled under the terms of the SERP in accordance with the provisions thereof.

6. Excess Benefit Plan. Wesbanco and the Employee mutually agree that the payment of the Employee’s benefits under ESB Financial’s Amended and Restated Excess Benefit Plan dated November 20, 2007 (the “Excess Benefit Plan”) will be triggered by his separation from service on the Effective Date of the Merger. Wesbanco will pay to the Employee the benefits to which the Employee is entitled under the terms of the Excess Benefit Plan in accordance with the provisions thereof.

7. One-Time Cash Bonus. Prior to December 31, 2014, ESB Bank shall pay the Employee a one-time cash bonus equal to Six Hundred Thirty Thousand Dollars ($630,000.00). The Employee agrees that this bonus shall not be included in “Compensation” as defined in Section 2.6 of the SERP for purposes of calculating SERP benefits and shall not be taken into account for purposes of calculating Supplemental Matching Contributions or Supplemental ESOP Allocations under the Excess Benefit Plan.

8. Other Benefits. The Employee further acknowledges that he has been provided with such information as he deems necessary to determine his rights, if any, under Wesbanco’s various employee benefit plans and policies. The Employee further acknowledges that he is not entitled to any other severance benefits under applicable benefit programs, plans or policies of ESB Financial or ESB.

9. Gross-Up Payment by Wesbanco. (a) In the event that any payment, benefit or distribution by or on behalf of Wesbanco, the Bank, ESB Financial or ESB to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, the Non-Competition Agreement, the Term Agreement, the Consulting Agreement, the benefit plans of the foregoing entities or otherwise, but determined without regard to any additional payments required under this Section) (the “Payments”) is determined to be a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or any successor or substitute provision, with the effect that the Employee is liable for the payment of the excise tax described in Section 4999 of the Code or any successor or substitute provision (the “Excise Tax”), then Wesbanco shall pay to the Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Employee, after deduction of any Excise Tax on the Payments and any federal, state and local income taxes, employment-related taxes (including Social Security and Medicare taxes) and Excise Tax on the Gross-Up Payment, shall be equal to the Payments.

(b) All determinations required to be made under this Section 9, and the assumptions to be utilized in arriving at such determination, shall be made by the certified public accounting firm used for auditing purposes by Wesbanco immediately prior to the Employee’s separation from service (the “Accounting Firm”), which shall provide detailed supporting calculations both to Wesbanco and the Employee. Wesbanco shall pay all fees and expenses of the Accounting Firm. Any determination by the Accounting Firm shall be binding upon Wesbanco and the Employee, except as provided in subparagraph (c) below.

(c) As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Internal Revenue Service (“IRS”) or other agency will claim that a greater or lesser Excise Tax is due. In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating any Gross-Up Payment, the Employee shall repay to Wesbanco, within thirty (30) days following the date that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income taxes and employment-related taxes imposed on the Gross-Up Payment being repaid by the Employee to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax or employment-related tax), plus interest on the amount of such repayment at 120% of the short-term applicable federal rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the initial Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the initial Gross-Up Payment), which initial Gross-Up Payment may be zero, Wesbanco shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Employee with respect to such excess) at the time that the amount of such excess is finally determined.

(d) In each calendar year that the Employee receives payments of benefits that constitute a parachute amount, the Employee shall report on his state, local and federal income tax returns such information as is consistent with the determination made by the Accounting Firm as described above. Wesbanco shall indemnify and hold the Employee harmless from any and all losses, costs and expenses (including without limitation, reasonable attorneys’ fees, interest, fines and penalties) which the Employee incurs as a result of so reporting such information, with such indemnification to be paid by Wesbanco to the Employee as soon as practicable and in any event within thirty (30) days following the date the amount subject to indemnification was determined. The Employee shall promptly notify Wesbanco in writing whenever the Employee receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section 9 is being reviewed or is in dispute. The Employee and Wesbanco shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Payments. Wesbanco shall pay all fees and expenses of the Employee relating to a claim by the IRS or other agency.

10. Release of Claims. The payment of the Change in Control Payment in Paragraph 2 above is conditioned upon the Executive executing the Release of Claims substantially in the form set forth in Exhibit B attached hereto so that such release has become effective prior to the date the Change in Control Payment is paid. Wesbanco agrees to provide the Employee with a completed copy of Exhibit B hereto (with a copy of the exhibit referenced therein attached thereto) at least 60 days prior to the expected Effective Date of the Merger.

11. Employee’s Rights. The Employee specifically acknowledges that on the 29th day of October 2014, officials of Wesbanco presented him with this Agreement, thereby informing him of the amounts to which he will be entitled to upon his separation from service and explained to him that, in addition to those amounts, Wesbanco would provide the consideration stated herein if, and only if, the

Employee (i) executes this Agreement and the attached Release of Claims; (ii) does not revoke the attached Release of Claims, as described below; and (iii) otherwise strictly abides by the terms of this Agreement. The Employee further acknowledges that he has been advised by Wesbanco that he (i) has the right to consult an attorney of his own choice; (ii) has a minimum of forty-five (45) days to consider the attached Release of Claims after the exhibit thereto is attached before signing it; and (iii) has seven (7) days after he signs the attached Release of Claims within which to revoke it, and that this Agreement shall not become effective or enforceable until seven days following the date of the Employee’s execution of the attached Release of Claims.

The toll free telephone number of the West Virginia State Bar’s Lawyer Information Referral Service is 1-800-642-3617. The toll free telephone number of the Pennsylvania Bar Lawyer Referral Service is 1-800-692-7375.

The Employee specifically recognizes that, by signing this Agreement and the attached Release of Claims, he is waiving any rights to receive any remedial or monetary relief, including without limitation, back pay, front pay, emotional distress damages, reinstatement, damages for injury to reputation, pain and suffering or loss of future income, or punitive damages as a consequence of any charge or complaint filed with the Equal Employment Opportunity Commission, the West Virginia Human Rights Commission, the Pennsylvania Human Relations Commission, or any similar state or federal agency.

Excluded from this Separation Agreement and Release and Waiver of Claims are any claims which cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by certain government agencies. The Employee does, however, waive his right to any monetary recovery should any agency pursue any claims on the Employee’s behalf. The Employee represents and warrants that the Employee has not filed any complaint, charge or lawsuit against Wesbanco with any governmental agency and/or any court.

In addition, the Employee agrees never to sue Wesbanco in any forum for any claim covered by the attached Release of Claims, except that the Employee may bring a claim under the ADEA to challenge this Separation Agreement and Release and Waiver of Claims. If the Employee violates this Separation Agreement and Release and Waiver of Claims by suing Wesbanco, other than under ADEA, the Employee shall be liable to Wesbanco for its reasonable attorney’s fees and other litigation costs and expenses incurred in defending against such a suit.

12. No Admission of Liability. The parties agree that this Agreement and the offer to enter into this Agreement are not, and shall not be construed in any way as, or deemed to be, an admission by Wesbanco or any of the Releasees of any act of wrongdoing or admission of liability or responsibility at any time or in any manner whatsoever. The parties further agree that this Agreement may not be used in any action between the Employee and Wesbanco or any of the Releasees, other than for the enforcement of this Agreement or as evidence of a waiver by the Employee.

13. Program Not to Benefit Others. The parties acknowledge that the Employee’s right to the separation pay settlement described herein shall be determined exclusively under the provisions stated herein, and this Agreement is not intended to, and does not, create rights for the benefit of any other employee or person.

14. Final and Binding Agreement. The Employee agrees and recognizes that this Agreement is final and binding when the attached Release of Claims signed by the Employee, subject only to the Employee’s revocation right as described in Paragraph 11 above and to the Merger being completed. In the event the Merger Agreement is terminated for any reason, this Agreement shall automatically become null and void.

15. Non-Disparagement. The Employee agrees not to make any disparaging or negative remarks, either orally or in writing, regarding Wesbanco or any other Releasee concerning acts occurring before the signing of this Agreement or relating to this Agreement and the matters covered hereby. The Employee further agrees to direct his agents or any other person acting on his behalf to refrain from making such comments.

16. Remedies. In the event of a breach or threatened breach of all or part of Paragraph 15 of this Agreement, the Employee agrees that Wesbanco shall be entitled to injunctive relief and all other remedies available at law or in equity in a court of competent jurisdiction to remedy any such breach or threatened breach. The Employee hereby acknowledges that damages alone would be inadequate and insufficient as a remedy for any such breach or threatened breach. The Employee further agrees that the covenants contained in Paragraph 15 and the remedies contained in this Paragraph 16, shall survive the termination of this Agreement.

17. References. If any inquiry about the Employee is made to Wesbanco as a reference for future employment or for other purposes, Wesbanco agrees that it shall state that it will provide the Employee’s dates of employment, job titles and job descriptions, in accordance with Wesbanco’s existing personnel policies. Further, Wesbanco, including its respective officers, directors, agents, servants or employees or any of their successors or assigns, shall not make any disparaging or negative remarks, either orally or in writing, regarding the Employee concerning any acts which occurred before the signing of this Agreement or relating to this Agreement. The Employee agrees to direct all inquiries concerning his employment and the separation thereof to the Director of Human Resources at Wesbanco.

18. Unemployment Compensation. As additional consideration for this Agreement, Wesbanco agrees that it will not contest any claim filed by the Employee for unemployment compensation with respect to the Employee’s separation from service described herein.

19. Voluntary Agreement. The Employee expressly warrants and represents to Wesbanco as part of the consideration expressed herein that, before executing this Agreement, he has fully informed himself of its terms, contents and conditions, and represents that in making this settlement he has had the opportunity to obtain the benefit of the advice of counsel of his choosing and no promise or representation of any kind or character has been made to him by Wesbanco, or by anyone acting on its behalf, except as is expressly stated in this Agreement. The Employee acknowledges that he has relied solely and completely upon his own judgment and, if he has so elected, the advice of counsel and other advisors in making this settlement, and that he fully and completely understands both the terms of the settlement and the release; that he fully understands it is a full, complete and final release, and that the payment and other consideration set forth in this Agreement are all the consideration to be conferred upon him in accordance with the parties’ agreement regarding the settlement of the matters described herein. The Employee further represents that he has read this Agreement in its entirety and that he understands all of its terms and enters into and signs this Agreement knowingly and voluntarily, with full knowledge of its significance, and not as a result of any threat, intimidation or coercion on the part of any person or entity.

20. Counterparts. This Agreement shall be executed in two counterparts, each of which shall be deemed an original and together shall constitute one and the same document, with one counterpart being delivered to each party.

21. Entire Agreement. This Agreement supersedes all other oral and written agreements between the parties hereto except for the Term Agreement, the Non-Competition Agreement, and the Consulting Agreement, as to the matters herein and contains all of the covenants and agreements between the parties with respect to the employment of the Employee by Wesbanco, the separation thereof, and the matters provided herein. The Employee acknowledges that, in executing this Agreement, he has not relied on any representation or statement not set forth herein. This Agreement may not be modified except in writing, signed by the Employee and Wesbanco. This Agreement shall be binding on all of the Employee’s heirs, representatives, successors and assigns. The Employee shall not assign any rights or obligations under this Agreement, without the written consent of Wesbanco. The Employee further represents that he has read this Agreement in its entirety and that he understands all of its terms and enters into and signs this Agreement knowingly and voluntarily, with full knowledge of its significance, and not as a result of any threat, intimidation or coercion on the part of Wesbanco or any Releasee.

22. Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia, excepting such State’s choice of law provisions, and except as otherwise preempted by the Employee Retirement Income Security Act of 1974 or other applicable federal law.

23. Waiver of Breach Not Deemed Continuing. The waiver of or by any party of a breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation.

24. Construction and Severability. The parties agree that, in all cases, the language of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties. Furthermore, in the event that one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, the invalidity, illegality or unenforceability of such provision shall have no effect upon, and shall not impair, the validity, legality or enforceability of any other provisions in this Agreement.

25. Disclosure of Employment Information. Upon execution of an authorization for the release of information concerning the Employee’s employment to any prospective employer, Wesbanco will disclose the Employee’s dates of employment, including hire date and separation date, job titles and job descriptions. No other employment information will be provided to any prospective employer.

26. Return of the Bank’s Property. The Employee avers that he has previously returned and delivered to Wesbanco all of the Bank’s property in the Employee’s possession or control.

27. Confidentiality. The Employee understands and agrees that even after his separation from service, he is required to maintain the confidentiality of all proprietary information and knowledge acquired by him during his employment with the Bank, which belongs to the Bank or its customers, and which has not been published, disseminated or otherwise become a matter of general public knowledge. The Employee agrees that he will not directly or indirectly solicit known former customers of the Bank. The Employee agrees that he will not disclose or make use of such information, whether with respect to the Bank’s or Wesbanco’s customers’ business, operations, finances, customers, employees or otherwise, and whether in written form or committed to memory.

28. Transition. The Employee will make every effort to ensure a smooth transition, and agrees to cooperate with Wesbanco and to provide all necessary information regarding the status of operations, the location of relevant materials, and any other relevant information related to the Employee’s responsibilities with the Bank of which Wesbanco should be aware or which Wesbanco may request, now or at any later time.

29. Employee Cooperation. As a free and voluntary act, Employee also further agrees after the Employee’s separation to cooperate at Wesbanco’s expense with any investigations or lawsuits involving Wesbanco on matters where the Employee had specific knowledge or responsibility. The Employee will be reimbursed at a rate equal to his final base salary computed on an hourly basis. The Employee will make himself available at Wesbanco’s expense for any litigation, including specifically, but not exclusively, preparation for depositions and trial. The Employee will not assist or provide information in any litigation against Wesbanco except as required under law or formal legal process after timely notice is provided to Wesbanco to allow Wesbanco to take legal action with respect to the request for information or assistance. Nothing in this Agreement shall restrict or preclude the Employee from, or otherwise influence the Employee in, testifying fully and truthfully in legal or administrative proceedings against Wesbanco, as required by law or formal legal process.

30. Tax Liability. Except as set forth in Paragraph 9 of this Agreement, the Employee is exclusively liable for the payment of any federal, state, city or other taxes that may be due as a result of the Change in Control

Payment received by the Employee; provided, however, that Wesbanco shall pay all federal, state and local amounts withheld from payments to the Employee and all of the employment taxes at the time normally paid by Wesbanco on the Employee’s Change in Control Payment in connection with the consideration payable to the Employee pursuant to this Agreement.

31. Headings. Headings are inserted for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

32. Termination or Modification of Benefits. The Employee understands and agrees that nothing in this Agreement shall affect Wesbanco’s reserved right to terminate or amend in whole or in part, in any manner whatsoever and with respect to the Employee or any other active or former employee or any group thereof, any employee benefit plan which is presently or which may be offered to Wesbanco’s employees.

IN WITNESS WHEREOF, each of the parties hereto has executed this SEPARATION AGREEMENT AND RELEASE AND WAIVER OF CLAIMS as of the day and year first written above.

Executed this 29th day of October 2014.

ESB FINANCIAL CORPORATION

By	/s/ Charlotte A. Zuschlag
CHARLOTTE A. ZUSCHLAG
President and Chief Executive Officer

(SEAL)

ATTEST:
/s/ Todd Palkovich

ESB BANK

By	/s/ Charlotte A. Zuschlag
CHARLOTTE A. ZUSCHLAG
President and Chief Executive Officer

(SEAL)

ATTEST:
/s/ Todd Palkovich

/s / Charles P. Evanoski
CHARLES P. EVANOSKI

WESBANCO, INC., a West Virginia corporation

By	/s/ Todd F. Clossin
Its	President and Chief Executive Officer

(SEAL)

ATTEST:

/s/ Linda M. Woodfin

WESBANCO BANK, INC., a West Virginia
banking corporation

By	/s/ Todd F. Clossin
Its	President and Chief Executive Officer

(SEAL)

ATTEST:

/s/ Linda M. Woodfin

Exhibit B

RELEASE OF CLAIMS

In consideration of the cash payments and benefits to be provided to the Employee pursuant to the Separation Agreement and Release and Waiver of Claims dated as of October 29, 2014 (the “Agreement”) and the Term Agreement referenced therein, the Employee hereby agrees to release and waive any and all claims or demands (whether known or unknown) which currently exist, arising from the Employee’s separation from service as of the Effective Date of the Merger, including, but not limited to, all matters in law, in equity, in contract (oral or written, express or implied), or in tort, (excluding workers’ compensation and any claim for employee benefits to which the Employee is entitled as of the last day of the Employee’s active employment with ESB Financial or ESB under the express terms of the employee benefit plans sponsored by such entities) against Wesbanco, any of its parents, subsidiaries and affiliates or predecessors in interest and any employee benefit plan sponsored by any of them, and the officers, employees, directors, shareholders, fiduciaries and agents of any of them, along with the successors, assigns and heirs of any of the foregoing persons or entities (collectively referred to as the “Releasees”) arising from the Employee’s separation from service It is specifically understood and agreed between the Employee and Wesbanco that this release and waiver includes any rights or claims to which the Employee may have been entitled under the Fair Labor Standards Act of 1938; the Civil Rights Act of 1866; the Equal Pay Act of 1963; Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Employee Retirement Income Security Act of 1974; Title 47 of the Pennsylvania Statutes, specifically Chapter 17; Chapter 21 of the West Virginia Code; W.Va. Code § 5-11, et seq.; the Rehabilitation Act of 1973; the Civil Rights Act of 1991; the Vietnam Era Veterans Readjustment Assistance Act of

1974; the Older Workers Benefit Protection Act; the Americans with Disabilities Act, and all other federal, state and local law claims, whether statutory or common law, including, but not limited to, those under the laws of the States of West Virginia and Pennsylvania, including, but not limited to, the West Virginia Human Rights Act, W.Va. Code § 5-11-1, et seq., and the Pennsylvania Human Relations Act.

However, the parties acknowledge that the Employee is not waiving any rights or claims that may arise after this release is executed; provided, however, that the Employee shall be precluded from recovering for actions or inactions which occurred or should have occurred prior to the execution of this release. Additionally, the Employee waives and releases any right he may have to recover any damages resulting from any action or suit instituted on his behalf by the Equal Employment Opportunity Commission, the West Virginia Human Rights Commission, or other fair employment practices agencies for any action or inaction occurring prior to the execution of this release.

Notwithstanding any provision of this Release of Claims to the contrary: (y) nothing contained herein shall be deemed to modify, waive, release, terminate or amend any right or benefit the Employee may possess under the terms of the Agreement, the Non-Competition Agreement, the Term Agreement, or the Consulting Agreement; and (z) notwithstanding the above, the Employee does not waive any right that the Employee may have related to (i) vested benefits under any tax-qualified plan provided by ESB Financial or any subsidiary or affiliate or any successor of the foregoing, (ii) any breach of the Agreement, the Non-Competition Agreement or the Term Agreement by Wesbanco or any subsidiary or affiliate or any successor of the foregoing, (iii) any claim or right based upon facts and circumstances arising after the execution and delivery of this Release of Claims, (iv) any accrued but unpaid compensation as of the Effective Date of the Merger, (v) his rights as a stockholder of ESB Financial or Wesbanco, (vi) his rights as the holder of unexercised stock options to purchase common stock of ESB Financial, or (vii) any right or benefit that cannot be waived as a matter of law.

All capitalized terms which are defined in the Agreement and which are not otherwise defined herein shall have the meaning set forth in the Agreement.

IN WITNESS WHEREOF, the Employee has executed this Release of Claims as of this        day of            2015.

Charles P. Evanoski, the Employee

[attach ADEA exhibit]

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